EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2007, (except for Note 15 as to which the date is August 13, 2007), accompanying the consolidated financial statements and management’s assessments of the effectiveness of internal control over financial reporting included in the Annual Report of Atlas America, Inc. on Form 10-K/A Amendment No. 2 for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas America, Inc. on Form S-8, effective July 1, 2005.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
August 13, 2007